                                                                  EXHIBIT 3.7(f)

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                  ADDISON STEEL, INC. (formerly Mid-Florida Steel Corporation), a Florida corporation, under its corporate seal and the hands of its president,
E. C. ADDISON, and Secretary, D. ARTHUR YERGEY, hereby certify that:

                                        I

                  The Board of Directors of said corporation, at a meeting called and held on September 1, 1968, adopted the following resolution amending
Article III of the Articles of Incorporation, as previously amended as follows:

                  "Be it resolved that the Board of Directors of Addison Steel, Inc., a Florida Corporation, deems it advisable and hereby declares it to be advisable that Article III of the Articles of Incorporation of said corporation as previously amended be further amended, changed and altered so as to read as follows:
                  The capital stock of this corporation shall be as follows:

                  a. Common stock - $50,000. which shall be divided into 10,000 shares of common stock of a par value of $5.00 per share, all of which is to be fully paid and non-assessable. Said common stock, or any portion thereof, may be paid for in property, labor or services at a just valuation fixed by the incorporators or the directors at a meeting called for that purpose.

                  b. Preferred Stock - $20,000. which shall be divided into 2,000 shares of preferred stock at a par value of $10.00 per share, bearing interest payable annually at the rate of 7 1/2%. Said stock shall be due and callable three (3) years from date of issuance. Said preferred stock may be paid for only in cash and no discount upon the purchase price thereof, if any, shall exceed 2 1/2 of the face amount of the par value of said stock. Said preferred stock may be issued only upon the unanimous vote of all of the stockholders and directors of said corporation. The three (3) year period of said stock can only be extended upon a like unanimous vote of all of the stockholders and directors of said corporation, at a meeting called for that purpose."

                                       II

                  The Board of Directors of said corporation at a meeting called on September 1, 1968, adopted the following resolution amending Article VII as follows:
                  "Be it resolved that the Board of Directors of Addison Steel, Inc., a Florida Corporation, deems it advisable and hereby declares it to be advisable that Article VII of the Articles of Incorporation of said Corporation be amended and changed and altered so as to read as follows:

                  The business of the corporation shall be conducted by a Board of Directors consisting of not less than four (4) members and by the officers of the corporation namely, a president, executive vice-president, vice-president, and secretary-treasurer. Any office except that of president, executive vice-president, or vice-president may be held by one and the same person. The number of directors may be increased or diminished from time to time by by-law adopted by the stockholders but shall never be less than four. The Directors shall be elected at the annual meeting of the stockholders which shall be held the first Monday in July of each year. The officers of the corporation shall be elected at the directors meeting held on the same date and immediately after the annual meeting of the stockholders."

                                       III

                  A meeting of the officers, directors and stockholders of the said corporation was called by the president and was held on September 1, 1968, and at said special meeting of officers, directors and stockholders, said amendment of the Certificate of Amendment was duly adopted by unanimous vote of all the officers, directors and stockholders.

                  IN WITNESS WHEREOF, corporation has caused this certificate to be signed by its president and attested by its secretary, this 11th day of September, 1968.

                                             ADDISON STEEL, INC.

                                             By:
                                                   /s/  E. C. Addison
                                                 ------------------------------
                                                   E. C. Addison, President

ATTEST:

/s/  D. Arthur Yergey                       (Corporate Seal)
--------------------------------------
D. Arthur Yergey, Secretary


Signed, sealed and delivered in the presence of:

STATE OF FLORIDA
COUNTY OF ORANGE

                  I HEREBY CERTIFY that on this day before me, an officer duly authorized in the state aforesaid and in the county aforesaid, to take acknowledgments, personally appeared

E. C. ADDISON and D. ARTHUR YERGEY

to me known to be the persons described in and who executed the foregoing Certificate of Amendment of Articles of Incorporation and they severally acknowledged before me that they executed the above and foregoing instrument for the uses and purpose therein expressed.

                  IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Orlando, Orange County, Florida, the day and year first above written.


                                                  ------------------------------
                                                          Notary Public

                                                  My Commission Expires: 8/10/69